Exhibit 99.1

Cooper-Standard Launches Proposed Refinancing

NOVI, Mich., Mar. March 17, 2014 – Cooper-Standard Holdings Inc. (NYSE: CPS) (“Holdings”), the parent company of Cooper-Standard Automotive, Inc. (“Cooper-Standard”), a leading global supplier of systems and components for the automotive industry, today announced that it intends to launch a refinancing of existing indebtedness outstanding under its Senior PIK Toggle Notes due 2018 (“HoldCo Notes”) and Cooper-Standard’s 8½% Senior Notes due 2018 (“OpCo Notes”).

In connection with the proposed refinancing, Cooper-Standard intends to enter into a $725 million senior secured term loan facility and use borrowings thereunder to refinance $200 million in aggregate principal amount of HoldCo Notes and $450 million in aggregate principal amount of OpCo Notes. Holdings indicated that the proposed refinancing is expected to materially reduce its annual interest expense.

The consummation of the refinancing is subject to market and other customary conditions and there can be no assurance that the refinancing will occur.

About Cooper-Standard

Cooper-Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include sealing and trim, fuel and brake delivery, fluid transfer, thermal and emissions and anti-vibration systems. Cooper-Standard employs more than 25,000 people globally and operates in 19 countries around the world. For more information, please visit www.cooperstandard.com.

Forward-Looking Statements

This press release includes forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act, reflecting management’s current analysis and expectations, based on what are believed to be reasonable assumptions. The words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” or future or conditional verbs, such as “will,” “should,” “could” or “may” and variations of such words or similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future results and may involve known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, including, without limitation, the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other Securities and Exchange Commission filings. The forward-looking statements in this press release are made as of the date hereof and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

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Contact for Analysts:	Contact for Media:
Glenn Dong	Sharon Wenzl
Cooper Standard	Cooper Standard
(248) 596-6031	(248) 596-6211
investorrelations@cooperstandard.com	sswenzl@cooperstandard.com